EXHIBIT 10.4

FEDERAL HOME LOAN BANK OF CHICAGO

BOARD OF DIRECTORS

DEFERRED COMPENSATION PLAN

Effective September 1, 2013

ARTICLE I	DEFINITIONS.............................................................................................................................2

ARTICLE II	MEMBERSHIP............................................................................................................................3

ARTICLE III	AMOUNT AND PAYMENT OF DEFERRED DIRECTOR COMPENSATION.......................3

ARTICLE IV	SOURCE OF PAYMENTS..........................................................................................................4

ARTICLE V	DESIGNATION OF BENEFICIARIES.......................................................................................5

ARTICLE VI	ADMINISTRATION OF THE PLAN..........................................................................................5

ARTICLE VII	AMENDMENT AND TERMINATION.......................................................................................6

ARTICLE VIII	GENERAL PROVISIONS............................................................................................................7

FEDERAL HOME LOAN BANK OF CHICAGO
BOARD OF DIRECTORS
DEFERRED COMPENSATION PLAN

Effective September 1, 2013, the FEDERAL HOME LOAN BANK OF CHICAGO (the “Bank”) established this Board of Directors Deferred Compensation Plan (the “Plan").

INTRODUCTION

The purpose of this Plan is to provide members of the Board of Directors of the Bank (“Directors”) with an opportunity to defer compensation paid by the Bank to the Directors.

This Plan is intended to constitute a nonqualified unfunded deferred compensation plan for Directors under Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA). All benefits payable under this Plan shall be paid solely out of the general assets of the Bank.

ARTICLE I. DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

1.01
“Account” means the account established and maintained hereunder to record the elective deferral amounts made by the Member, as well as the increase in value attributable to the earnings thereon, all as described hereafter.

1.02	“Bank” means the Federal Home Loan Bank of Chicago.

1.03	“Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article V of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.04	“Board of Directors” means the Board of Directors of the Bank.

1.05	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.06	“Committee” means the Human Resources and Compensation Committee of the Board of Directors of the Bank, which is authorized to administer the Plan.

1.07	“Deferral Agreement” means the agreement under which a Member elects to defer compensation under the Plan in accordance with the provisions of Section 3.01.

1.08	“Director” means a member of the Bank’s Board of Directors.

1.09	“Effective Date” means September 1, 2013.

1.10	“Member” means any person included in the membership of the Plan as provided in Article II.

1.11	“Participation Start Date” means October 1, 2013.

1.12	“Plan” means the Federal Home Loan Bank of Chicago Board of Directors Deferred Compensation Plan, as set forth herein or as it may be amended or restated from time to time.

ARTICLE II. MEMBERSHIP

2.01
Each Director of the Bank shall become a Member of the Plan for purposes of Article III on the latest of (i) the date on which he becomes a member of the Board of Directors of the Bank, or (ii) the Effective Date.

2.02
A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s death or ceasing to be a member of the Bank’s Board of Directors for any reason, except as provided in Section 3.06.

ARTICLE III. AMOUNT AND PAYMENT OF DEFERRED DIRECTOR COMPENSATION

3.01
If a Member has elected to reduce his compensation earned pursuant to the Bank’s director compensation policy for the current calendar year in accordance with the provisions of Section 3.02, then such Member shall be credited with an elective deferral amount under this Plan equal to the reduction in his compensation made in accordance with such election; provided, however, that the sum of all such elective deferral amounts for a Member with respect to any single calendar year shall not be greater than the total amount of compensation earned by the Member from the Bank for such calendar year.

3.02	A Member’s elections under Sections 3.01 shall be made in accordance with the following provisions:

(a)
The Committee shall provide each Member with a Compensation Deferral Agreement prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned.

Notwithstanding the above, a Director who becomes eligible to participate during a calendar year may execute a Deferral Agreement with respect to his elections under Section 3.01 within 30 days of the date he becomes eligible to participate. An individual who is a Director immediately prior to the Effective Date may file a Deferral Agreement with the Committee within such period prior to the Participation Start Date and in such manner as the Committee may prescribe. With respect to Section 3.01, the Deferral Agreement shall only apply to compensation earned by the Member in the pay periods beginning on or after the later of the date such Agreement is submitted to the Committee or the Participation Start Date.

(b)
A Director’s elections on his Deferral Agreement of the rates at which he authorizes deferrals under Section 3.01 shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in a severe financial hardship, request a suspension of his salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 3.06 in making its determination.

3.03
The Committee shall maintain an Account on the books and records of the Bank for each Director who is a Member by reason of amounts credited under Section 3.01. The elective deferral amounts of a Member under Section 3.01 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 3.01 would otherwise have been paid to such Member. In addition, the Account of a Member shall be credited as of the end of each calendar quarter with interest at the same rate as the 90-day Federal Home Loan Bank note rate during each corresponding quarter. In lieu of such rate, the Committee may designate, from time to time, such other indices of investment performance or investment funds as the measure of investment performance under this Section 3.03. A Member shall at all times be 100% vested in his Account.

3.04	The balance credited to a Member’s Account shall be paid to him in a lump sum payment as soon as reasonably practicable after he ceases to be a Director.

3.05
If a Member dies prior to receiving the balance credited to his Account under Section 3.04 above, the balance in his Account shall be paid to his Beneficiary in a lump sum payment as soon as reasonably practicable after his death.

3.06
A Member may, in the event of an unforeseeable emergency, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Committee, shall not be for an amount greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Account, and shall be subject to approval by the Committee. For purposes of this Section 3.06, an unforeseeable emergency means a financial hardship as defined under Code Section 409A, which hardship the Member is unable to satisfy with funds reasonably available from other sources. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case as determined by the Committee.

ARTICLE IV. SOURCE OF PAYMENTS

4.01
All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary.

4.02
No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

ARTICLE V. DESIGNATION OF BENEFICIARIES

5.01
Each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Member may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as to a date prior to such receipt.

5.02
If no such Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefore.

ARTICLE VI. ADMINISTRATION OF THE PLAN

6.01
The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority, subject to Board approval, to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article IV, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

6.02
The Committee may delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which it is responsible under the Plan.

6.03	No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

6.04
All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the claimant). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing, and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

6.05	All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

ARTICLE VII. AMENDMENT AND TERMINATION

7.01
(a)    The Plan may be amended or terminated in any respect at any time by the Committee; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Committee may require that all of the Member’s Accounts be distributed as soon as practicable after such termination. If and to the extent that the Committee does not accelerate the timing of distributions on account of the termination of the Plan, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the terms of the Plan, as in effect at the time the Plan is terminated.

(b)    If and to the extent otherwise permitted by Section 409A and the Treasury Regulations thereunder, the Bank may terminate and liquidate the Plan if the following requirements are met:

(i)    the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank;
(ii)    the Bank terminates and liquidates all agreements, methods, programs and other arrangements sponsored by the Bank that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 1.409A-1(c) of the treasury Regulations if the Member had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(iii)    no payments in liquidation of the Plan are made within twelve (12) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not been taken;

(iv)     all payments are made within twenty-four (24) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)    the Bank does not adopt a new plan that would be aggregated with any terminated and liquidated plan under applicable Treasury Regulations if the same Member participated in both plans, at any time within three (3) years following the date that the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

ARTICLE VIII. GENERAL PROVISIONS

8.01
The Plan shall be binding upon and inure to the benefit of the Bank and its successors, and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.

8.02	The Bank shall complete Form 1099 or such other tax forms as may be required for all benefits payable under the Plan by applicable federal, state or local law.

8.03
No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

8.04
If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident or because he is a minor then any payment, or any part thereof, due to such person (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

8.05
All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

8.06
No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank hereby indemnifies and holds harmless each Committee member and each employee, officer or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

8.07	As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

8.08	The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.09	The Plan shall be construed according to the laws of the State of Illinois in effect from time to time.

8.10
This Plan shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Member or Beneficiary, may amend the provisions of this Plan if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the FEDERAL HOME LOAN BANK OF CHICAGO has caused the Plan to be executed effective as of September 1, 2013.

Approved by the Board of Directors this 23rd day
of July, 2013.

/s/ Peter E. Gutzmer
Its Corporate Secretary